Exhibit 10.13

KENNAMETAL INC.

STOCK APPRECIATION RIGHT AWARD FOR CHINA-BASED EMPLOYEES

Grant Date:

Kennametal Inc. (the “Company”) hereby grants to «name» (the “Optionee”), as of the Grant Date listed above, this Stock Appreciation Right Award (the “SAR”) with respect to «number of SARs» shares of the Company’s Capital Stock, par value $1.25 per share (the “Shares”), at the price of $XX.XX per Share, subject to the terms and conditions of the Kennametal Inc. Stock and Incentive Plan of 2010, as Amended and Restated on October 22, 2013, as further amended January 27, 2015 (the “Plan”) and the additional terms listed below. Capitalized terms used herein, but not otherwise defined, shall have the same meaning ascribed to them in the Plan.

1. The SAR must be exercised within ten (10) years from the Grant Date and only at the times and for the number of Shares as follows: (a) prior to the first anniversary of the Grant Date, the SAR is not exercisable as to any Shares; (b) on the first anniversary of the Grant Date, one-fourth (1/4) of the Shares under the SAR will vest and become exercisable; (c) on the second anniversary of the Grant Date, an additional one-fourth (1/4) of the Shares under the SAR will vest and become exercisable; (d) on the third anniversary of the Grant Date, an additional one-fourth (1/4) of the Shares under the SAR will vest and become exercisable; and (e) on the fourth anniversary of the Grant Date, the remaining one-fourth (1/4) of the Shares under the SAR will vest and become exercisable.

2. Notwithstanding any provision of this SAR or the Plan to the contrary, this SAR shall be settled solely by a cash payment from the Company (or an Affiliate or Subsidiary thereof, as applicable). The Optionee shall have only the Company’s unfunded, unsecured promise to pay. The rights of the Optionee hereunder shall be that of an unsecured general creditor of the Company, and the Optionee shall not have any security interest in any assets of the Company (or an Affiliate or Subsidiary thereof). The Optionee shall not have any rights of ownership in the Shares subject to the SAR, including, but not limited to, the right to vote such Shares. For the avoidance of doubt, in the People’s Republic of China, the Company, per se, will not make such cash payment to the Awardee, instead, the Chinese local subsidiary of the Company will, using its own RMB funds, make such cash payment in RMB equal to the total amount of appreciation at the current foreign exchange rate to the Optionee.

3. This SAR is intended to be exempt from coverage under Section 409A of the Internal Revenue Code (which deals with nonqualified deferred compensation) and the regulations promulgated thereunder, and the Company reserves the right to administer, amend or modify the SAR or to take any other action necessary or desirable to enable the SAR to be interpreted and construed accordingly. Notwithstanding the foregoing, the Optionee acknowledges and agrees that Section 409A may impose upon the Optionee certain taxes or interest charges for which the Awardee is and shall remain solely responsible.

4. Notwithstanding anything to the contrary in this SAR or the Plan, in the event that this SAR is not accepted by the Optionee on or before the date that is 180 days from the grant date noted herein (the “Forfeiture Date”), then this SAR shall become null and void and this Award shall be forfeited by the Optionee as of the Forfeiture Date. For acceptance to be valid, the Optionee must accept this SAR in the manner specified by the Company.

5. All other terms and conditions applicable to this SAR are contained in the Plan. A copy of the Plan and related Prospectus is available on your accounts page at netbenefits.fidelity.com under Plan Information and Documents, as well as on The Hub under Human Resources.

KENNAMETAL INC.

By:	Kevin G. Nowe
Title:	Vice President, Secretary and General Counsel